Exhibit 99.1

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ALTABANCORPTM REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS

Q2-2021 Highlights

▪	Loans held for investment grew $76.7 million, or 17.1% on an annualized basis, for the second quarter and $178 million, or 21.2% on an annualized basis, for six months of 2021 to $1.87 billion.
▪	Total deposits declined $2.3 million for the second quarter but grew $240 million for six months of 2021 to $3.16 billion.
▪	Cash and liquid investment securities declined $57.0 million for the second quarter, or 14.2% on an annualized basis, to $1.56 billion, or 44% of total assets, at June 30, 2021.
▪	Return on average assets was 1.44% and return on average equity was 14.12% for the three months ended June 30, 2021.

AMERICAN FORK, UTAH, July 28, 2021 – AltabancorpTM (Nasdaq: ALTA) (the “Company” or “ALTA”), the parent company of AltabankTM, reported net income of $12.7 million for the second quarter of 2021, compared with $9.4 million for the first quarter of 2021, and $10.3 million for the second quarter of 2020.  Diluted earnings per common share were $0.67 for the second quarter of 2021, compared with $0.50 for the first quarter of 2021, and $0.55 for the second quarter of 2020. For the six months ended June 30, 2021 net income was $22.1 million, or $1.16 per diluted common share, compared with $21.1 million, or $1.11 per diluted common share, for the same period a year earlier.

Annualized return on average assets was 1.44% for the second quarter of 2021, compared with 1.13% for the first quarter of 2021, and 1.52% for the second quarter of 2020. Annualized return on average equity was 14.12% for the second quarter of 2021 compared with 10.30% for the first quarter of 2021, and 12.06% for the second quarter of 2020.  For the six months ended June 30, 2021, return on average assets was 1.29% and return on average equity was 12.20% compared with 1.65% and 12.55% for the same respective measures a year earlier.

The Board of Directors declared a quarterly dividend payment of $0.17 per common share. The dividend will be payable on August 16, 2021 to shareholders of record as of August 9, 2021. The dividend payout ratio for earnings for the second quarter of 2021 was 25.9%. This continues the over 50-year trend of paying dividends by the Company.

“We are pleased to have achieved strong loan growth and solid financial performance for the first half of 2021,” said Len Williams, President and Chief Executive Officer of AltabancorpTM.  “Loans held for investment has grown $178 million, or 21% on an annualized basis.  Our unfunded commitments, which is primarily from our construction lending activities, have grown $160 million, or 46.75% on an annualized basis; and our loan pipeline has also significantly increased over the same period.”

Mr. Williams continued, “For the past couple of years, we have completed several initiatives to improve the overall credit quality of our loan portfolio, including lowering our overall loan concentrations both in terms of product type and asset class; tightening of our overall underwriting standards; improving our sales and credit processes; and enhancing technology in the commercial lending space.  With these initiatives substantially complete, our existing and recently hired commercial lenders have the tools and processes in place to aggressively and safely grow our loan book.  Our loan growth for the first half of 2021 reflects the success of these initiatives.  In addition, Utah has one of the strongest economies in the nation and we have significant liquidity that provides us with the flexibility to grow our loan portfolio.”

COVID-19 Pandemic and Utah Economy

The State of Utah has developed a COVID-19 Transmission Index (“Transmission Index”), which categorizes levels of transmission as High, Moderate, or Low.  Each county receives a rating every week.  The Company’s COVID-19 pandemic response plan monitors the State’s Transmission Index and takes into account local mandates and guidance.  The Governor of Utah signed a bill lifting the statewide mask mandate on April 10, 2021.  The Company has reopened all of its branch lobbies.  The Company has also brought some of its operational teams back to its facilities.  The Company anticipates that some of its staff will remain working from home for the foreseeable future.

The Company is fortunate to operate in a region that appears to be weathering the COVID-19 pandemic well economically.  The Utah economy has performed better than the nation as a whole during the pandemic with an unemployment rate of 2.7% at the end of June 2021 compared with 5.9% for the nation for the same period.  Utah experienced a 6.4% year-over-year increase in total jobs at June 30, 2021 compared with 5.7% for the nation for the same period.  The Company expects that the Utah economy will continue to perform better than most states in the U.S.

Small Business Administration Paycheck Protection Program (“SBA PPP”)

Under the first round of the SBA PPP loan program, the Company funded 333 loans, totaling $84.6 million.  The Company has filed 274 forgiveness applications, (approximately 82%) with the SBA, totaling $69.3 million and has received loan forgiveness on 267 loans, totaling $66.1 million, or 80% of all SBA PPP loans funded.  To date, the Company has not received a denial on any loan forgiveness application submitted to the SBA.  Under the second round of the SBA PPP loan program, the Company has funded 221 loans, totaling $31.8 million.  Total SBA PPP loans declined $13.1 million, or 21.62%, to $47.5 million at June 30, 2021, compared with $60.6 million at December 31, 2020.

Loan Accommodations

The Company offered a loan deferment relief program of up to six months to clients impacted by the COVID-19 pandemic.  Under rare circumstances, loans will be re-evaluated at the end of the deferral period.  To qualify for a second loan deferral, the Company will require a full re-underwriting of the credit.

The Company offered temporary loan payment relief to 445 businesses and 118 individuals totaling approximately $345 million to address cash flow challenges for those impacted by the COVID-19 pandemic.  The deferral period has ended for all 563 clients.  We entered into another loan payment deferment agreement with six clients, who had an initial loan payment deferment agreement.  Total dollars outstanding for these clients is $19.0 million.  There are six other clients with outstanding balances totaling $1.4 million, who have not made a subsequent loan payment for 30 days or greater, after their payment deferment agreement expired.  We have charged-off $0.1 million on these six accounts.  Since these loans were performing loans that were current on their payments prior to the COVID-19 pandemic, these modifications are not considered to be troubled debt restructurings pursuant to applicable accounting and regulatory guidance.

Loan Credit Quality Trends

Non-performing loans were $7.2 million at June 30, 2021, compared with $6.4 million at June 30, 2020.  Non-performing loans to total loans were 0.39% at June 30, 2021, compared with 0.39% at June 30, 2020.  Non-performing assets were also $7.2 million at June 30, 2021, compared with $6.4 million at June 30, 2020.  Non-performing assets to total assets were 0.20% at June 30, 2021, compared with 0.21% at June 30, 2020.

Allowance for Credit Losses

The allowance for credit losses declined by $7.7 million, or 18.1%, to $35.0 million at June 30, 2021, compared with $42.7 million the same period a year ago.  The decline is due to a $5.0 million recapture of provision for credit losses in the second quarter of 2021 with the remaining $2.7 million the result of net charge-offs recorded over the past four quarters.  The allowance for credit losses to loans held for investment was 1.87% at June 30, 2021, compared with 2.57% at June 30, 2020.

Loans

Loans held for investment grew $212 million, or 12.8%, to $1.87 billion at June 30, 2021, compared with $1.66 billion at June 30, 2020.  Year-to-date average loans increased $106 million, or 6.3%, to $1.79 billion for the six months ended June 30, 2021, compared with $1.69 billion for the same period a year ago.  The Company expects that overall loan growth will be in the low-double digits for all of 2021.

Deposits and Liabilities

Total deposits increased $543 million, or 20.8%, to $3.16 billion at June 30, 2021, compared with $2.61 billion at June 30, 2020.  Non-interest bearing deposits increased, $160 million, or 16.2%, to $1.1 billion at June 30, 2021, compared with $985 million for the same period a year earlier.  Interest bearing deposits increased $384 million, or 23.6%, to $2.01 billion at June 30, 2021, compared with $1.63 billion for the same period a year ago.  Non-interest-bearing deposits to total deposits were 36.3% as of June 30, 2021, compared with 37.7% as of June 30, 2020.

Shareholders’ Equity

Shareholders’ equity increased by $20.5 million, or 5.9%, to $371 million at June 30, 2021, compared with $350 million at June 30, 2020. The increase is primarily the result of $33.6 million, or 13.3%, in retained earnings offset by accumulated other comprehensive income declining $14.6 million to a $3.4 million unrealized loss at June 30, 2021, compared with unrealized income of $11.2 million at June 30, 2020 resulting from the impact that higher interest rates have on the fair value of investment securities held for sale.

The Company’s leverage capital ratio was 9.84% at June 30, 2021, compared with 11.68% at June 30, 2020.  The total risk-based capital ratio was 18.18% at June 30, 2021, compared with 19.20% at June 30, 2020.

Net Interest Income and Margin

For the three months ended June 30, 2021, net interest income decreased $0.5 million, or 1.91%, to $25.3 million, compared with $25.8 million for the same period a year earlier.  The decrease is primarily the result of net interest margins narrowing 99 basis points to 2.97% for the same comparable periods.  The narrowing of net interest margins is primarily the result of the Federal Reserve reducing benchmark rates to almost zero and an increase in the average amount of lower yielding cash and investment securities held by the Company stemming from average core deposits increasing $797 million, or 33.78%, for the same respective periods. Average interest earning assets increased $804 million, or 30.72%, to $3.42 billion for the same comparable periods.  The percentage of average loans to total average interest earning assets decreased to 53.97% for the three months ended June 30, 2021 compared with 64.75% for the same period a year earlier.

Yield on interest earning assets declined 107 basis points to 3.14% for the three months ended June 30, 2021 compared with 4.21% for the same period a year earlier.  The decline in yield on interest earning assets is primarily the result of the average amount of cash and investment securities held by the Company increasing $650 million, or 70.74%, to $1.57 billion for the same comparable periods with the yield on cash and investment securities declining 57 basis points to 1.06% for the second quarter of 2021 compared with 1.63% for the same comparable periods.  This decline is primarily the result of yield on investment securities declining 105 basis points to 1.09% for the same comparable periods as prepayment rates on mortgage-backed securities remained elevated in the second quarter of 2021.

In addition, the yield on loans declined 71 basis points to 4.90% for the second quarter of 2021 compared with 5.61% for the same comparable periods.  Average loans outstanding increased $152 million for the second quarter of 2021, or 8.95%, to $1.85 billion for the same comparable periods.

For the three months ended June 30, 2021, total cost of interest bearing liabilities decreased 14 basis points to 0.29%, compared with 0.43% for the same period a year earlier and the total cost of funds decreased 8 basis points to 0.19%, compared with 0.27% for the same period a year ago.

For the three months ended June 30, 2021, acquisition accounting adjustments, including the accretion of loan discounts and fair value amortization on time deposits, added three basis points to net interest margin.

For the six months ended June 30, 2021, net interest income decreased $4.1 million, or 7.76%, to $48.9 million, compared with $53.0 million for the same period a year earlier.  The decrease is primarily the result of net interest margins narrowing 141 basis points to 2.94% for the same comparable periods.  The narrowing of net interest margins is primarily the result of the Federal Reserve reducing benchmark rates to almost zero and an increase in the average amount of lower yielding cash and investment securities held by the Company stemming from average core deposits increasing $866 million, or 39.25%, for the same respective periods. Average interest earning assets increased $903 million, or 36.85%, to $3.35 billion for the same comparable periods.  The percentage of average loans to total average interest earning assets decreased to 53.45% for the six months ended June 30, 2021 compared with 68.82% for the same period a year earlier.

Yield on interest earning assets declined 154 basis points to 3.12% for the six months ended June 30, 2021 compared with 4.66% for the same period a year earlier.  The decline in yield on interest earning assets is primarily the result of the average amount of cash and investment securities held by the Company increasing $796 million, or 105%, to $1.56 billion for the same comparable periods with the yield on cash and investment securities declining 52 basis points to 0.42% for the six months ended June 30, 2021 compared with 0.94% for the same comparable periods.  This decline is primarily the result of yield on investment securities declining 141 basis points to 0.89% for the same comparable periods as prepayment rates on mortgage-backed securities remained elevated for the six months ended June 30, 2021.

In addition, the yield on loans declined 80 basis points to 5.11% for the six months ended 2021 compared with 5.91% for the same comparable periods.  Average loans outstanding increased $106 million, or 6.28%, to $1.79 billion for the same comparable periods.

For the six months ended June 30, 2021, total cost of interest bearing liabilities decreased 23 basis points to 0.30%, compared with 0.53% for the same period a year earlier and the total cost of funds decreased 14 basis points to 0.20%, compared with 0.34% for the same period a year ago.

For the six months ended June 30, 2021, acquisition accounting adjustments, including the accretion of loan discounts and fair value amortization on time deposits, added four basis points to net interest margin.

Provision for Credit Losses

The Company recorded a recapture of provision for credit losses of $5.0 million for the second quarter of 2021 compared with the recording of provision for credit losses of $2.1 million for the same period a year ago.  For the six months ended June 30, 2021, the Company recorded a recapture of provision for credit losses of $5.0 million compared with the recording of provision for credit losses of $2.8 million for the same period a year earlier.  The recapture of provision for credit losses is primarily the result of lower qualitative factors applied in the Company’s current expected credit losses model as forecasted economic indicators have improved and the negative effects of the COVID-19 pandemic have abated.  The provision for credit losses recorded during the first half a year ago reflected the deterioration in forecasted economic indicators and the economic outlook resulting from the negative effects of the COVID-19 pandemic.

The Company incurred net recoveries of $0.3 million for the three months ended June 30, 2021, compared with net charge-offs of $0.7 million for the same period a year ago.  For the six months ended June 30, 2021, the Company incurred net recoveries of $0.1 million compared with net charge-offs $1.0 million for the same period a year earlier.

Noninterest Income

Noninterest income decreased $0.8 million, or 13.47%, to $5.3 million for the three months ended June 30, 2021, compared with $6.1 million the same period a year ago.  The decrease was primarily due to the Company recording a $1.4 million gain on sale of $127 million in investment securities during the second quarter of 2020 and a $0.6 million decline in mortgage banking income as mortgage loans sold declined $26.0 million, or 34.0%, to $50.6 million for the second quarter of 2021 compared with the same period a year earlier.

For the six months ended June 30, 2021, noninterest income increased $0.8 million, or 8.30% to $10.7 million compared with the same period a year ago.  The increase is the result of $1.2 million higher other operating income, $0.7 million in higher card processing income, and $0.4 million in higher mortgage banking income even as mortgage loans sold decreased $14.3 million, or 11.3%, to $112 million compared with the same respective period a year earlier as margins on loans sold improved.

Noninterest Expense

Noninterest expense was $18.9 million for the three months ended June 30, 2021 compared with $16.3 million for the same period a year earlier.  For the six months ended June 30, 2021, noninterest expense was $35.4 million compared with $32.4 million for the same period a year ago.  The Company’s efficiency ratio was 61.64% for the three months ended June 30, 2021 compared with 51.01% for the same period a year ago.  For the six months ended June 30, 2021, the Company’s efficiency ratio was 59.43% compared with 51.60% for the same period a year earlier.

Noninterest expense for both the three and six months ended June 30, 2021 was impacted by the Company recording $2.2 million in costs associated with merger-related activities.  The Company expects to continue to record additional merger-related costs until the closing of the sale to Glacier Bancorp, Inc. in the fourth quarter.

The increase in noninterest expense for the three and six months ended June 30, 2021 was also the result of higher data processing expenses due to technology investments made by the Company.  Additionally, the Company recorded higher FDIC insurance premiums in 2021 compared with 2020 as the Company was able to apply the small bank assessment credits in 2020.

Lastly, the increase in noninterest expense was also the result of higher salaries and employee benefits due to higher incentive payments paid for net loan growth and mortgage loan originations.

Income Tax Provision

The Company recorded income tax expense of $4.0 million for the three months ended June 30, 2021 compared with $3.2 million for the same period a year earlier due primarily to higher income.  For the three months ended June 30, 2021, the effective tax rate was 24.11%, compared with 23.59% for the same period a year ago.

For the six months ended June 30, 2021, income tax expense was $7.0 million compared with $6.6 million for the same period a year earlier due primarily to higher income.  For the six months ended June 30, 2020, the effective tax rate was 24.10% compared with 23.73% for the same period a year ago.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding the Company’s  expectations for its financial performance, certain plans, expectations, goals, projections, and statements about the benefits of the proposed business combination between the Company and Glacier Bancorp, Inc. (GBCI) and the expected timing of completion of the transaction, the Company’s ability to respond to negative effects of the COVID-19 pandemic,  the Company’s ability to grow its loan portfolio, expected trends in asset quality,  the Company’s ability to grow and the effects of expanding its mortgage banking operations, and the Company’s ability to improve its  operating leverage in response to low overall interest rates. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, the duration and impact of the COVID-19 pandemic, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Additional Information and Where to Find It

As previously disclosed in the Company’s Form 8-K filed on May 19, 2021, subject to certain customary closing conditions, the Company is to be acquired by Glacier Bancorp, Inc. (GBCI). This communication may be considered as being made in respect of the proposed business combination involving the Company and Glacier Bancorp, Inc. In connection with the proposed transaction, GBCI has filed with the SEC a Registration Statement on Form S-4 that included a preliminary proxy statement of the Company and that will also constitute a prospectus of GBCI.  The preliminary proxy statement/prospectus and this communication are not offers to sell GBCI securities, are not soliciting an offer to buy GBCI securities in any state where the offer and sale is not permitted and are not a solicitation of any vote or approval.  The definitive proxy statement/prospectus will be mailed to shareholders of the Company.

THE COMPANY AND GBCI URGE INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov.  Copies of documents filed with the SEC by the Company (when they become available) may be obtained free of charge on the Company’s website at www.altabancorp.com or by directing a written request to Altabancorp, 1 East Main Street, American Fork, Utah 84003, ATTN: Corporate Secretary.  Copies of documents filed with the SEC by GBCI (when they become available) may be obtained free of charge on GBCI’s website at www.glacierbancorp.com or by directing a written request to Glacier Bancorp, Inc., 49 Commons Loop, Kalispell, Montana 59901, ATTN: Corporate Secretary.

Participants in the Solicitation

Each of the Company, GBCI and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s shareholders in connection with the proposed transaction and information regarding the identity of the participants and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement/prospectus described above when filed with the SEC.  Additional information regarding the Company’s executive officers and directors is included in the Company’s Amendment No. 1 to its Annual Report on Form 10-K, which was filed with the SEC on April 29, 2021. Additional information regarding GBCI’s executive officers and directors is included in GBCI’s definitive proxy statement, which was filed with the SEC on March 16, 2021. You can obtain free copies of these documents using the information in the paragraph immediately above.

About AltabancorpTM

AltabancorpTM (Nasdaq: ALTA) is the bank holding company for AltabankTM, a full-service bank, providing loans, deposit and cash management services to businesses and individuals through 25 branch locations from Preston, Idaho to St. George, Utah. AltabankTM is the largest community bank in Utah with total assets of $3.5 billion. Our clients have direct access to bankers and decision-makers, who work with clients to understand their specific needs and offer customized financial solutions. AltabankTM has been serving communities in Utah and southern Idaho for more than 100 years.  More information about AltabankTM is available at www.altabank.com.  More information about AltabancorpTM is available at www.altabancorp.com.

Investor Relations Contact

Mark K. Olson

Executive Vice President and Chief Financial Officer

AltabancorpTM

1 East Main Street

American Fork UT 84003

investorrelations@altabancorp.com

Phone: 801-642-3998

ALTABANCORPTM

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
(Dollars in thousands, except share	June 30,	March 31,	June 30,	June 30,	June 30,
and per share amounts)	2021	2021	2020	2021	2020
Interest income
Interest and fees on loans	$22,573	$22,814	$23,649	$45,387	$49,574
Interest and dividends on investments	4,190	2,330	3,753	6,520	7,212
Total interest income	26,763	25,144	27,402	51,907	56,786
Interest expense	1,466	1,546	1,613	3,012	3,776
Net interest income	25,297	23,598	25,789	48,895	53,010
(Recapture) / provision for credit losses	(5,000)	-	2,100	(5,000)	2,750
Net interest income after provision for credit losses	30,297	23,598	23,689	53,895	50,260
Non-interest income
Mortgage banking	2,404	2,781	3,036	5,185	4,746
Card processing	1,211	1,071	917	2,282	1,624
Service charges on deposit accounts	651	692	763	1,343	1,543
Net gain on sale of investment securities	-	206	1,441	206	1,441
Other	1,026	632	(41)	1,658	502
Total non-interest income	5,292	5,382	6,116	10,674	9,856
Non-interest expense
Salaries and employee benefits	10,707	11,087	10,786	21,794	21,630
Occupancy, equipment and depreciation	1,209	1,195	831	2,404	2,370
Data processing	2,434	1,849	2,383	4,283	3,519
Marketing and advertising	330	306	339	636	771
FDIC premiums	247	226	165	473	165
Acquisition-related costs	2,215	-	-	2,215	-
Other	1,713	1,882	1,771	3,595	3,981
Total non-interest expense	18,855	16,545	16,275	35,400	32,436
Income before income tax expense	16,734	12,435	13,530	29,169	27,680
Income tax expense	4,034	2,997	3,192	7,031	6,569
Net income	$12,700	$9,438	$10,338	$22,138	$21,111

Earnings per common share:
Basic	$0.67	$0.50	$0.55	$1.17	$1.12
Diluted	$0.67	$0.50	$0.55	$1.16	$1.11

Weighted average common shares outstanding:
Basic	18,876,688	18,864,497	18,789,561	18,870,626	18,837,209
Diluted	19,036,575	19,019,682	18,932,511	19,028,175	18,985,319

ALTABANCORPTM

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands, except share amounts)	2021	2021	2020	2020
ASSETS
Cash and due from banks	$35,446	$33,254	$39,312	$47,088
Interest-bearing deposits	27,045	77,378	197,769	275,920
Federal funds sold	838	910	2,793	829
Total cash and cash equivalents	63,329	111,542	239,874	323,837
Investment securities:
Available for sale, at fair value	1,491,707	1,500,491	1,320,393	973,457
Non-marketable equity securities	4,042	4,042	2,890	2,890
Loans held for sale	6,672	8,293	14,152	26,648
Loans:
Loans held for investment	1,873,685	1,796,961	1,695,496	1,661,634
Allowance for credit losses	(34,958)	(41,013)	(41,236)	(42,683)
Total loans held for investment, net	1,838,727	1,755,948	1,654,260	1,618,951
Premises and equipment, net	34,821	35,625	36,060	37,709
Goodwill	25,673	25,673	25,673	25,673
Bank-owned life insurance	43,234	42,978	42,720	27,330
Deferred income tax assets	11,787	16,814	7,389	8,586
Accrued interest receivable	9,537	10,454	11,336	11,682
Other intangibles	4,831	4,389	4,451	4,311
Other real estate owned	-	-	-	-
Other assets	6,445	5,549	7,030	4,571
Total assets	$3,540,805	$3,521,798	$3,366,228	$3,065,645

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$1,145,009	$1,104,995	$1,039,844	$985,455
Interest-bearing deposits	2,011,698	2,053,991	1,876,464	1,627,884
Total deposits	3,156,707	3,158,986	2,916,308	2,613,339
Short-term borrowings	-	-	64,554	83,490
Accrued interest payable	325	339	616	408
Other liabilities	13,142	12,602	13,612	18,278
Total liabilities	3,170,174	3,171,927	2,995,090	2,715,515

Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-	-
Common shares, $0.01 par value	189	189	188	188
Additional paid-in capital	88,209	87,843	87,574	86,721
Retained earnings	285,633	275,765	269,157	252,032
Accumulated other comprehensive income/(loss)	(3,400)	(13,926)	14,219	11,189
Total shareholders’ equity	370,631	349,871	371,138	350,130
Total liabilities and shareholders’ equity	$3,540,805	$3,521,798	$3,366,228	$3,065,645

Common shares outstanding	18,880,610	18,873,921	18,828,522	18,793,217

ALTABANCORPTM

SUMMARY FINANCIAL INFORMATION

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands, except share amounts)	2021	2021	2020	2020
Selected Balance Sheet Information:
Book value per share	$19.63	$18.54	$19.71	$18.63
Tangible book value per share	$18.01	$16.94	$18.11	$17.04
Non-performing loans to total loans	0.39%	0.42%	0.54%	0.39%
Non-performing assets to total assets	0.20%	0.21%	0.27%	0.21%
Allowance for credit losses to loans held for investment	1.87%	2.28%	2.43%	2.57%
Loans to deposits	58.46%	55.85%	57.21%	62.97%

Asset Quality Data:
Non-performing loans	$7,232	$7,332	$9,064	$6,388
Non-performing assets	$7,232	$7,332	$9,064	$6,388

Capital Ratios:
Tier 1 leverage capital (1)	9.84%	10.06%	10.47%	11.68%
Total risk-based capital (1)	18.17%	18.41%	19.17%	19.20%
Average equity to average assets	10.18%	10.94%	11.15%	12.57%
Tangible common equity to tangible assets (2)	9.69%	9.16%	10.27%	10.55%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Selected Financial Information:
Basic earnings per share	$0.67	$0.50	$0.55	$1.17	$1.12
Diluted earnings per share	$0.67	$0.50	$0.55	$1.16	$1.11
Net interest margin (3)	2.97%	2.91%	3.96%	2.94%	4.35%
Efficiency ratio	61.64%	57.09%	51.01%	59.43%	51.60%
Non-interest income to average assets	0.60%	0.64%	0.90%	0.62%	0.77%
Non-interest expense to average assets	2.13%	1.98%	2.39%	2.06%	2.54%
Annualized return on average assets	1.44%	1.13%	1.52%	1.29%	1.65%
Annualized return on average equity	14.12%	10.30%	12.06%	12.20%	12.55%
Net (recoveries) / charge-offs	$(326)	$223	$670	$(103)	$959
Annualized net (recoveries) / charge-offs to average loans	-0.07%	0.05%	0.16%	-0.01%	0.11%

(1)	Tier 1 leverage capital and Total risk-based capital as of June 30, 2021 are estimates.
(2)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $30.5 million, $30.1 million, $30.1 million, and $30.0 million at June 30, 2021, March 31, 2021, December 31, 2020, and June 30, 2020, respectively.

(3)	Net interest margin is defined as annualized net interest income divided by average earning assets.

ALTABANCORPTM

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	June 30, 2021			June 30, 2020
(Dollars in thousands, except footnotes)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
ASSETS
Interest-earning deposits in other banks and federal funds sold	$45,977	$10	0.09%	$228,032	$52	0.09%
Securities: (1)
Taxable securities	1,491,313	3,988	1.07%	645,720	3,452	2.15%
Non-taxable securities (2)	32,504	169	2.08%	45,670	229	2.02%
Total securities	1,523,817	4,157	1.09%	691,390	3,681	2.14%
Loans (3)
Real estate term	1,075,930	12,915	4.81%	945,680	13,165	5.60%
Construction and land development	268,706	4,079	6.09%	257,561	4,157	6.49%
Commercial and industrial	232,431	2,944	5.08%	303,809	3,885	5.14%
Residential and home equity	259,546	2,479	3.83%	175,837	2,235	5.11%
Consumer and other	9,287	156	6.73%	11,306	207	7.38%
Total loans	1,845,900	22,573	4.90%	1,694,193	23,649	5.61%

Non-marketable equity securities	4,653	23	2.01%	2,890	20	2.79%
Total interest-earning assets	3,420,347	26,763	3.14%	2,616,505	27,402	4.21%
Allowance for credit losses	(41,061)			(42,213)
Non-interest earning assets	164,602			167,969
Total average assets	$3,543,888			$2,742,261
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand and savings accounts	$1,224,887	602	0.20%	$911,270	539	0.24%
Money market accounts	662,375	478	0.29%	416,458	505	0.49%
Certificates of deposit	152,193	375	0.99%	173,383	569	1.32%
Total interest-bearing deposits	2,039,455	1,455	0.29%	1,501,111	1,613	0.43%
Short-term borrowings	15,257	11	0.28%	24,410	-	0.00%
Total interest-bearing liabilities	2,054,712	1,466	0.29%	1,525,521	1,613	0.43%
Non-interest bearing deposits	1,117,396			858,566
Total funding	3,172,108	1,466	0.19%	2,384,087	1,613	0.27%
Other non-interest bearing liabilities	11,040			13,490
Shareholders’ equity	360,740			344,684
Total average liabilities and shareholders’ equity	$3,543,888			$2,742,261
Net interest income		$25,297			$25,789
Interest rate spread			2.85%			3.79%
Net interest margin			2.97%			3.96%

(1)	Excludes average unrealized losses of $9.7 million and unrealized gains of $11.5 million for the three months ended June 30, 2021 and 2020, respectively.
(2)	Does not include tax effect on tax-exempt investment security income of $56,000 and $76,000 for the three months ended June 30, 2021 and 2020, respectively.
(3)	Loan interest income includes loan fees of $1.7 million for both three months ended June 30, 2021 and 2020, respectively.

ALTABANCORPTM

SELECTED AVERAGE BALANCES AND YIELDS

	Six Months Ended
	June 30, 2021			June 30, 2020
(Dollars in thousands, except footnotes)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
ASSETS
Interest-earning deposits in other banks and federal funds sold	$103,916	$37	0.07%	$165,566	$368	0.45%
Securities: (1)
Taxable securities	1,419,696	6,091	0.87%	547,457	6,320	2.32%
Non-taxable securities (2)	33,592	346	2.08%	48,093	482	2.02%
Total securities	1,453,288	6,437	0.89%	595,550	6,802	2.30%
Loans (3)
Real estate term	1,050,352	25,675	4.93%	940,716	26,632	5.69%
Construction and land development	258,296	7,899	6.17%	267,641	9,181	6.90%
Commercial and industrial	235,819	6,798	5.81%	291,543	8,791	6.06%
Residential and home equity	238,557	4,686	3.96%	173,302	4,521	5.25%
Consumer and other	9,225	329	7.21%	13,208	449	6.84%
Total loans	1,792,249	45,387	5.11%	1,686,410	49,574	5.91%

Non-marketable equity securities	3,839	46	2.39%	2,764	42	3.04%
Total interest-earning assets	3,353,292	51,907	3.12%	2,450,290	56,786	4.66%
Allowance for credit losses	(41,233)			(42,174)
Non-interest earning assets	157,973			163,773
Total average assets	$3,470,032			$2,571,889
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand and savings accounts	$1,177,881	1,171	0.20%	$871,676	1,318	0.30%
Money market accounts	665,217	1,002	0.30%	384,289	1,316	0.69%
Certificates of deposit	156,581	802	1.03%	171,525	1,142	1.34%
Total interest-bearing deposits	1,999,679	2,975	0.30%	1,427,490	3,776	0.53%
Short-term borrowings	20,564	37	0.36%	12,205	-	0.00%
Total interest-bearing liabilities	2,020,243	3,012	0.30%	1,439,695	3,776	0.53%
Non-interest bearing deposits	1,073,010			779,173
Total funding	3,093,253	3,012	0.20%	2,218,868	3,776	0.34%
Other non-interest bearing liabilities	10,716			14,684
Shareholders’ equity	366,063			338,337
Total average liabilities and shareholders’ equity	$3,470,032			$2,571,889
Net interest income		$48,895			$53,010
Interest rate spread			2.82%			4.13%
Net interest margin			2.94%			4.35%

(1)	Excludes average unrealized gains of $1.6 million and $7.3 million for the six months ended June 30, 2021 and 2020, respectively.
(2)	Does not include tax effect on tax-exempt investment security income of $115,000 and $161,000 for the six months ended June 30, 2021 and 2020, respectively.
(3)	Loan interest income includes loan fees of $4.0 million and $3.2 million for the six months ended June 30, 2021 and 2020, respectively.